EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Norfolk Southern Announces Chief Operating Officer Transition

Sanborn to step down; Duncan becomes EVP & COO on January 1, 2023

ATLANTA, November 14, 2022 – Norfolk Southern Corporation (NYSE: NSC) today announced that Executive Vice President & Chief Operating Officer Cindy Sanborn will step down at the end of 2022 after a groundbreaking 35-year career in the railroad industry. Paul Duncan, currently Senior Vice President Transportation & Network Operations, will succeed Sanborn effective January 1, 2023.

“Cindy joined Norfolk Southern during the pandemic and helped us navigate a global supply chain disruption. She strengthened our culture, served as an effective ambassador with our outside stakeholders, and was part of a team effort that has achieved significant improvements in service,” said Norfolk Southern President & CEO Alan H. Shaw. “Cindy’s impact goes well beyond Norfolk Southern. As the first female chief operating officer of a Class 1 railroad in the United States, she has been a trailblazer and an inspiration to many in the industry.”

“I’m proud of the gains we’ve made in service, safety and culture over the last two and a half years,” said Sanborn. “As Norfolk Southern prepares to take the next step with our growth strategy, it’s the right time for our next generation of talented operations leaders to take the reins.”

Duncan joined Norfolk Southern in March 2022 as Vice President Network Planning & Operations and was promoted in September 2022 to Senior Vice President Transportation & Network Operations. He led the implementation of Norfolk Southern’s TOP|SPG operating plan and played a central role in the company’s service recovery effort, earning praise for his ability to bring people together and collaborate effectively across teams to drive results.

“Paul is widely respected in the industry as one of the most talented leaders in the next generation of railroad operations executives. He combines a deep understanding of precision scheduled railroading with a strong customer-centric mindset, and appreciates the need to balance service, productivity, and growth,” said Shaw. “Paul is also the right leader to continue our progress engaging our craft railroaders and field supervisors.”

Prior to joining Norfolk Southern, Duncan served as Vice President of Service Design and Performance for BNSF Railway. He also served as Assistant Vice President for Capacity Planning, where he oversaw the company’s physical infrastructure capital planning and led the network strategy team. Duncan has more than 20 years of experience in railroad operations.

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About Norfolk Southern

Since 1827, Norfolk Southern Corporation (NYSE: NSC) and its predecessor companies have safely moved the goods and materials that drive the U.S. economy. Today, it operates a customer-centric and operations-driven freight transportation network. Committed to furthering sustainability, Norfolk Southern helps its customers avoid 15 million tons of yearly carbon emissions by shipping via rail. Its dedicated team members deliver more than 7 million carloads annually, from agriculture to consumer goods, and is the largest rail shipper of auto products and metals in North America. Norfolk Southern also has the most extensive intermodal network in the eastern U.S., serving a majority of the country’s population and manufacturing base, with connections to every major container port on the Atlantic coast as well as the Gulf of Mexico and Great Lakes. Learn more by visiting www.NorfolkSouthern.com.

Media Inquiries:

Media Relations, 404-420-4444

Investor Inquiries:

Luke Nichols, 470-867-4807

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